Exhibit 99.1

Contact:

William J. Dawson

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6053

CERUS PROMOTES LAURENCE M. CORASH, M.D. TO SENIOR VICE PRESIDENT AND

CHIEF MEDICAL OFFICER

March 3, 2008—Cerus Corporation (NASDAQ: CERS) announced today that Laurence M. Corash, M.D. has been promoted to Senior Vice President and Chief Medical Officer. Dr. Corash is a co-founder of Cerus, a board member and has been a member of the senior management team at Cerus since 1994. He has been a Professor of Laboratory Medicine at the University of California, San Francisco since July 1985 and was Chief of the Hematology Laboratory for the Medical Center at the University of California, San Francisco from 1982 to 1997. From February 1990 to July 1994, Dr. Corash served as a consultant to the FDA Advisory Panel for Hematology Devices.

“I am pleased to announce this well-deserved promotion of Larry Corash,” said Claes Glassell, president and CEO of Cerus Corporation. “It acknowledges the many significant contributions Larry has made to Cerus over the years and the expectation that he will play a central role in our future.”

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe and the Middle East. The Company is also pursuing regulatory approvals in the United States and other countries. The INTERCEPT red blood cell system is currently in clinical development.